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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13G/A


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 11)*


                               MMC Networks, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   55308N 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/99
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1 (b)

     [X] Rule 13d-1 (c)

     [ ] Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


SEC 1745 (3-98)


                                Page 1 of 4 pages

---------------------                                                -----------
CUSIP NO. 55308N 10 2                    13G/A                       PAGE 2 OF 4
---------------------                                                -----------

-------------------------------------------------------------------------------
   1.     NAMES OF REPORTING PERSONS.
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). ALEXANDER JOFFE
          SSN# : ###-##-####

-------------------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

          (a) Not Applicable

          (b) Not Applicable

-------------------------------------------------------------------------------
   3.     SEC USE ONLY

-------------------------------------------------------------------------------
   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          ISRAEL

-------------------------------------------------------------------------------
                        5.     SOLE VOTING POWER
  NUMBER OF                    1,684,665(1)
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6.     SHARED VOTING POWER
  OWNED BY                     None
    EACH               --------------------------------------------------------
  REPORTING             7.     SOLE DISPOSITIVE POWER
 PERSON WITH:                  1,684,665(1)
                       --------------------------------------------------------
                        8.     SHARED DISPOSITIVE POWER
                               None
-------------------------------------------------------------------------------
   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,684,665(1)
-------------------------------------------------------------------------------
  10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)                                          [ ]
-------------------------------------------------------------------------------
  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.3%
-------------------------------------------------------------------------------
  12.     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN
-------------------------------------------------------------------------------

          (1) Includes 416,665 shares issuable pursuant to stock options currently exerciseable or exerciseable within 60 days of December 31, 1999. Also includes 9,000 shares held by Mr. Joffe's minor children, as to which Mr. Joffe disclaims beneficial ownership.
-------------------------------------------------------------------------------


                                Page 2 of 4 pages

CUSIP NO. 55308N 10 2                    13G/A                       PAGE 3 OF 4


ITEM 1.

    (a) Name of Issuer: MMC Networks, Inc.

    (b) Address of Issuer's Principal Executive Offices:

            1134 E. Arques Avenue
            Sunnyvale, Ca. 94086

ITEM 2.

    (a) Name of Person Filing: Alexander Joffe

    (b) Address of Principal Business Office or, if none, Residence:

            1134 E. Arques Avenue
            Sunnyvale, Ca. 94086

    (c) Citizenship: Israel

    (d) Title of Class of Securities: Common Stock

    (e) CUSIP Number: 55308N 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A: N/A

    (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) [ ] An investment advisor in accordance with Section
            240.13d-1(b)(1)(ii)(E);

    (f) [ ] An employee benefit plan or endowment fund in accordance with
            Section 240.13d-1(b)(1)(ii)(F);

    (g) [ ] A parent holding company or control person in accordance with
            Section 240.13d-1(b)(1)(ii)(G);

    (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

    (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

    (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP

    (a) Amount of beneficially owed: 1,684,665

    (b) Percent of class: 5.3%

    (c) Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote: 1,684,665

          (ii)  Shared power to vote or to direct the vote: None

          (iii) Sole power to dispose or to direct the disposition of: 1,684,665

          (iv)  Shared power to dispose or to direct the disposition of: None

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


                                Page 3 of 4 pages
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CUSIP NO. 55308N 10 2                    13G/A                       PAGE 4 OF 4




ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set in this statement is true, complete and correct.

                                        February 9, 2000
                                        ---------------------------------------
                                        Date

                                        /s/ Alexander Joffe
                                        ---------------------------------------
                                        Signature

                                        Alexander Joffe
                                        ---------------------------------------
                                        Name/Title



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